UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary proxy statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
COMMUNITY FIRST BANKSHARES, INC.
(Name of Registrant as Specified in Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed below per Exchange Act Rules 14a-6(i)(l) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.01 per share, of Community First Bankshares, Inc. ("CFB common stock")
Preferred Stock Purchase Rights
	(2)	Aggregate number of securities to which transaction applies: 36,869,999 shares of CFB common stock and options to purchase 2,868,618 shares of CFB common stock.
(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):
The filing fee was determined by multiplying .00012670 by the sum of: (x) the product of 36,869,999 shares of CFB common stock and the merger consideration of $32.25 per share in cash plus $24,899,604, which is the aggregate amount anticipated to be paid to certain persons holding options to purchase 2,868,618 shares of CFB common stock in consideration for cancellation of such options.

	(4)	Proposed maximum aggregate value of transaction: $1,213,957,072
	(5)	Total fee paid: $153,808.36
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Filed pursuant to Rule 14a-6 under the Securities Exchange Act of 1934, as amended

FOR IMMEDIATE RELEASE

FROM:	FOR:
Financial Relations Board	Community First Bankshares, Inc.
676 North St. Clair Street	520 Main Avenue
Chicago, IL 60611	Fargo, ND 58124-0001
Contact: Jeff Wilhoit	Contact: Mark A. Anderson
312-640-6757	701-298-5600
jwilhoit@financialrelationsboard.com	IPR@CommunityFirst.com

COMMUNITY FIRST BANKSHARES, INC., SCHEDULES ANNUAL MEETING

        FARGO, N.D.—May 25, 2004—Community First Bankshares, Inc. (Nasdaq: CFBX) will hold its Annual Meeting of Shareholders on June 30, 2004, at 2:00 p.m. CDT, Le Meridien Hotel, 601 First Avenue North, Minneapolis, Minn. The items on the agenda are:

  •
  Approval of the agreement and plan of merger with BancWest Corporation, dated March 15, 2004

  •
  Election of directors

  •
  Ratification of the appointment of the company's independent auditors

        Shareholders of record at the close of business on May 19, 2004, will be eligible to be present and vote at the meeting. The company filed its definitive proxy statement with the Securities & Exchange Commission on May 24, 2004. Proxy materials regarding this special shareholder meeting are being mailed to shareholders.

        On March 16, BancWest Corporation and Community First announced a definitive merger agreement in which BancWest would acquire Community First. BancWest will pay $32.25 for each Community First share in a cash transaction valued at $1.2 billion. The merger requires approval from Community First shareholders and banking regulators.

About Community First Bankshares, Inc.

        Community First Bankshares, Inc. is a bank holding company that operates Community First National Bank, which has 156 offices in 12 states—Arizona, California, Colorado, Iowa, Minnesota, Nebraska, New Mexico, North Dakota, South Dakota, Utah, Wisconsin and Wyoming. The banking offices are community banks that provide a full range of commercial and consumer banking services primarily to businesses and individuals in small and medium-sized communities and the surrounding market areas. Community First also owns insurance agencies in 47 communities operated through Community First Insurance, Inc.

        This release contains forward-looking statements, including statements regarding anticipated timing of the transaction and possible performance of the combined company after the transaction is completed. Such statements reflect management's best judgment as of this date, but they involve risks and uncertainties that could cause actual results to differ materially from those presented. Factors that could cause such differences include, without limitation, (1) the possibility that regulatory approvals may be delayed or denied or that burdensome conditions may be imposed in connection with such approvals; (2) the possibility of customer or employee attrition following this transaction; (3) failure to fully realize expected cost savings from the transaction; (4) lower than expected revenues following the transaction; (5) problems or delays in bringing together the two companies; (6) the possibility of adverse changes in global, national or local economic or monetary conditions, (7) competition and change in the financial services business, and (8) other factors described in our recent filings with the Securities and Exchange Commission. Those factors or others could result, for example, in delay or termination of the transaction discussed above. Readers should carefully consider those risks and uncertainties in reading this release. Except as otherwise required by law, BancWest and Community First Bankshares disclaim any obligation to update any forward-looking statements included herein to reflect future events or developments.

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        In connection with the proposed transaction between Community First and BancWest, Community First has filed proxy statements and other materials with the Securities and Exchange Commission. Investors are urged to read the proxy statement and these materials when they are available because they contain important information.

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        Community First and its officers and directors may be deemed to be participants in the solicitation of proxies with respect to the proposed transaction matters. Information regarding such individuals is included in Community First's proxy statements and Annual Reports on Form 10-K previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the merger when it becomes available. Investors may obtain a free copy of the proxy statements and other relevant documents when they become available as well as other materials filed with the Securities and Exchange Commission concerning Community First and these individuals at the Securities and Exchange Commission's website at http://www.sec.gov. These materials and other documents may also be obtained for free from: Community First Bankshares, Inc., 520 Main Avenue, Fargo, North Dakota 58124, Attn: Investor Relations.

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